UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2025

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2951 28th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	JAKK	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The Company and certain of its subsidiaries as borrowers and certain of its subsidiaries as guarantors, entered into a Credit Agreement (the “Credit Agreement”), dated as of June 24, 2025 (the “Closing Date”) with BMO Bank N.A. as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, for a $70,000,000 first-lien secured revolving credit loan (the “Credit Facility”). The Credit Facility, which is a cash flow-based loan, replaces the Company’s existing $67,500,000 revolving credit facility maturing in June 2026 with JPMorgan Chase Bank, N.A. which was an asset-based loan (the “Existing Loan”). The new Credit Facility may be used for working capital, capital expenditures and other general corporate purposes ` No indebtedness was outstanding on the Existing Loan.

Amounts outstanding under the Credit Facility will bear interest at either (i) SOFR plus 1.50% - 2.00% (determined by reference to a net leverage pricing grid), or (ii) base rate plus 0.50% - 1.00% (determined by reference to a net leverage pricing grid). The Credit Facility matures in June 2030.

The Credit Agreement contains negative covenants that, subject to certain exceptions, limit the ability of the Company and its subsidiaries to, among other things, incur certain additional indebtedness, make restricted payments, pledge their assets as security, make investments, loans, advances, guarantees and acquisitions, undergo fundamental changes and enter into transactions with affiliates. The Company may not permit the Interest Coverage Ratio, measured at the end of each fiscal quarter of the Company, to be less than 3.00 to 1.00 for such Measurement Period, nor may it permit the Total Net Leverage Ratio, measured at the end of each fiscal quarter of the Company, to exceed 2.00 to 1.00.

The Credit Agreement contains events of default that are customary for a facility of this nature, including (subject in certain cases to grace periods and thresholds) nonpayment of principal, nonpayment of interest, fees or other amounts, material inaccuracy of representations and warranties, violation of covenants, cross-default to certain other existing indebtedness, bankruptcy or insolvency events, certain judgment defaults and a change of control as specified in the Credit Agreement. If an event of default occurs, the maturity of the amounts owed under the Credit Agreement may be accelerated.

To secure its obligations under the Credit Facility, the Company also entered into a Pledge and Security Agreement dated as of the Closing Date between the Company and certain of its subsidiaries as guarantors and BMO Bank N.A. as Administrative Agent (the “Agent”) for the lenders under the Credit Agreement (the “Security Agreement”). The Security Agreement grants to the Agent, for the benefit of the Secured Parties, a security interest in a substantial amount of the Company’s consolidated assets, including its inventory, accounts receivable, intellectual property and a pledge of the capital stock of various of its subsidiaries.

Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement or Security Agreement, as the case may be. The foregoing descriptions of the Credit Agreement and the Security Agreement are qualified in their entireties by reference to the respective agreements attached as exhibits to this Form 8-K and incorporated by reference in this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On the Closing Date, the Company repaid in full amounts due and terminated the Existing Loan, a $67,500,000 senior secured revolving credit facility with JPMorgan Chase Bank, N.A. dated as of June 2, 2021, which was scheduled to terminate in June 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1*	Credit Agreement, dated as of June 24, 2025, among JAKKS Pacific, Inc., JAKKS Sales LLC, Disguise, Inc., and Moose Mountain Marketing, Inc., as borrowers, the subsidiary guarantors party thereto, Loan Parties thereto, the Lenders party thereto and BMO Bank N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer
10.2*	Pledge and Security Agreement, dated as of June 24, 2025, by and among JAKKS Pacific, Inc. and its subsidiaries parties thereto as borrowers and/or Grantors, the lenders party thereto, as lenders, and BMO Bank N.A.as Administrative Agent
99.1	Press release dated June 25, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act. The Company agrees to furnish supplementally any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: June 25, 2025
	By:	/s/ JOHN L. KIMBLE
John L. Kimble,
CFO

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